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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 6, 1999

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



              10889 WILSHIRE BOULEVARD
              LOS ANGELES, CALIFORNIA                             90024
      (Address of principal executive offices)                  (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


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Item 5.   Other Events
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Liquidity and Capital Resources

         The principal bank credit facilities of Occidental Petroleum Corporation, a Delaware corporation ("Occidental" or the "Registrant"), limit certain of its indebtedness in relation to its tangible net worth and impose a minimum net worth requirement. At December 31, 1998, Occidental projects that, under these covenants, it will be permitted to incur approximately $1.7 billion of additional indebtedness and will have approximately $.6 billion in excess of the minimum net worth requirement.

         Occidental currently proposes to effect an approximate $500 million capital securities offering through an affiliate (the "Offering"). The capital securities will not constitute indebtedness, and all or substantially all of the net proceeds of the Offering will have the effect of increasing Occidental's tangible net worth. If the net proceeds of the Offering were approximately $500 million and were used to repay indebtedness, then Occidental's capacity for indebtedness would be approximately $3.4 billion and it would have approximately $1.1 billion in excess of its minimum net worth requirement. All references in this report to "indebtedness", "tangible net worth" and "minimum net worth" are qualified in their entirety by reference to the applicable defined term in the agreement governing Occidental's principal bank credit facilities.

         Occidental anticipates that it will have a net cash shortfall for 1998. In addition, Occidental anticipates a decrease in net equity from September 30, 1998 levels, primarily due to the declaration of regular common and preferred dividends for the fourth quarter of $91 million. If oil and gas prices and chemical margins remain at their current depressed levels, operations will continue to generate a net cash shortfall. A net cash shortfall coupled with the payment of regular common and preferred dividends will result in a further reduction of net equity. In the event of a continued net cash shortfall, Occidental may sell assets, reduce capital spending, restructure debt covenants, obtain additional equity financing or take other actions in order to mitigate the shortfall. Based on the foregoing, Occidental believes that it has the ability to fund operations for the foreseeable future.



1993-1995 Tax Audit

         As previously reported, in May 1997, the Registrant was informed by the SEC that it would conduct a private, formal investigation with regard to the Registrant's dealings with several foreign consultants. In that connection, the Registrant produced documents to the SEC in 1997. In November 1998, the Registrant also made these documents available to the Internal Revenue Service for their review in connection with its audit covering the 1993-1995 tax years.

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Recent Litigation Development

         In December 1998, a purported class action was filed in the Federal District Court in Houston, Texas by persons claiming to have been beneficiaries of the Employee Stock Ownership Plan ("ESOP"). The ESOP was created by Occidental in 1996 for employees of its then MidCon Corp. subsidiary, which was sold to KN Energy, Inc. in 1998. The plaintiffs allege that each of the ESOP Trustee and the ESOP Administrative Committee breached its fiduciary duty to the plaintiffs by failing to properly value the securities held by the ESOP, and allege that Occidental actively participated in such conduct. In brief, the plaintiffs allege that in connection with the sale of MidCon, KN assumed various obligations of MidCon, that by doing so the value of MidCon was increased, and that this increase was not properly accounted for and shared for distribution to the ESOP participants. The plaintiffs claim that, as a result of this alleged breach, the ESOP participants are entitled to an additional aggregate distribution of at least $200 million. Upon initial examination of the complaint, Occidental believes the action has no merit. Occidental intends to defend the action vigorously.

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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OCCIDENTAL PETROLEUM CORPORATION
                                        (Registrant)



DATE:   January 6, 1999      S. P. Dominick, Jr.
                             ---------------------------------------------------
                             S. P. Dominick, Jr.,  Vice President and Controller
                             (Chief Accounting and Duly Authorized Officer)

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                                 EXHIBIT INDEX


EXHIBIT
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  10.1    Occidental Petroleum Corporation Supplemental Retirement Plan, Amended
          and Restated Effective as of January 1, 1999

  10.2    Occidental Petroleum Corporation Incentive Stock Option Agreement

  10.3    Occidental Petroleum Corporation Nonqualified Stock Option Agreement